EXHIBIT 15.1

EMBRAER – Empresa Brasileira de Aeronáutica S.A.
São Paulo – SP

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed interim consolidated financial information of EMBRAER – Empresa Brasileira de Aeronáutica S.A. and subsidiaries as of September 30, 2005 and for the nine-month periods ended September 30, 2005 and 2004, and have issued our report dated November 10, 2005 (January 19, 2006 as to Note 12).  As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above are being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE TOUCHE TOHMATSU
Auditores Independentes

/s/ DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES

São Paulo, Brazil
May 12, 2006